Exhibit 99.1

1ST PACIFIC ANNOUNCES PRELIMINARY YEAREND RESULTS; APPOINTS NEW CHIEF CREDIT OFFICER

ALSO ANNOUNCES RESTATEMENT OF 3RD QUARTER RESULTS; VOLUNTARY NASDAQ DELISTING

SAN DIEGO, (Jan. 27, 2010) — 1ST Pacific Bancorp (the “Company”), the holding company for 1st Pacific Bank of California (the “Bank”), today announced preliminary results for the year and quarter ending December 31, 2009, which remain subject to adjustment and audit.   The Company also said that it has hired a new Chief Credit Officer with vast experience in community bank credit administration and in managing asset settlements as a manager with the Resolution Trust Corp.

For the fourth quarter ending December 31, 2009, the Company reported net income of approximately $1.4 million, primarily attributable to $1.6 million in tax benefits associated with a new tax law.  For the year, the Company reported a net loss of approximately $15.8 million.  The Company also reported total assets of $361 million, down from $379 million in September, 2009.  Although final results for the consolidated company will not be released until a later date, the Bank filed its December Call Report with the FDIC today, which will be available to view and download from the Internet at https://cdr.ffiec.gov/public/ within a few days of being filed.  “While the economy in 2009 proved to be very difficult for the Bank, especially in our real estate loan portfolio, we have been working hard to improve our asset quality and reduce the total risk in our loan portfolio while improving the Bank’s core earnings” said John McGrath, President and Chief Executive Officer.

1st Pacific Bank also announced it has hired Paula J. Berggren as Chief Credit Officer.  Berggren has deep experience working with banks challenged by adverse financial condition.  Most recently, from 2006 to 2009, Ms. Berggren served as executive vice president and chief credit officer of First Business Bank, which previously operated under a consent order. Immediately prior to this, she was managing director, business banking, at First Republic Bank in San Francisco. As senior vice president of credit administration at the Bank of San Francisco from 1992 to 2001, Ms. Berggren helped guide the bank back to profitability after it had received a regulatory order.  Before that, she was head of the real estate group at the Chicago office of the Resolution Trust Corp., in charge of the disposition of distressed real estate assets.  “Paula is an important new member of our team who has experience working with companies in situations similar to ours,” McGrath said. “Her knowledge and expertise are invaluable as we seek to return the bank to profitability.”

The company also announced that it will restate its 3rd quarter 2009 financial results to increase the provision for loan losses, increase impairment charge-offs on two loans, and to reflect an increase in deferred tax expense. The 3rd quarter restatement results from adopting, after working closely with the our regulators, a new methodology for determining, documenting and recording the allowance for loan losses (the “ALLL”) which resulted in additional loan loss provisions of $3.4 million, and reassessing the deterioration of two local real estate loans based on current information, which required additional loan loss provisions of $5.3 million. Lastly, as a result of the increase in the Company’s reported losses, we increased the valuation allowance on deferred tax assets, which resulted in an increase in deferred tax expense of approximately $5.3 million. The third quarter changes noted above will be reflected in a Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009, which we intend to file with the Securities and Exchange Commission as soon as practical.  In that report, we expect to report a net loss of approximately $15.9 million (or $3.19 diluted loss per share) for the quarter ended September 30, 2009 rather than the previously reported net loss of $1.9 million (or $0.37 diluted loss per share), and a net loss for the first nine months of 2009 of approximately $17.2 million (or $3.45 diluted loss per share) rather than the previously reported net loss of $3.1 million (or $0.63 diluted loss per share).

The Company further announced that it has notified the Nasdaq Stock Market LLC (Nasdaq) of its intent to voluntarily delist its common stock from Nasdaq.  The company’s common stock is expected to be delisted and no longer be traded on Nasdaq approximately 20 days after our initial notice, which we expect to be February 18, 2010.  McGrath noted that the move is consistent with the company’s overall strategy of conserving resources and improving cost effectiveness.  As previously disclosed, on December 11, 2009, the Company announced receipt of notification from Nasdaq of its failure to meet the minimum bid price requirement of $1.00 per share for continued listing and the minimum market value of publicly held shares requirement of $5 million. We are working with a market maker to have our common stock quoted on the OTC Bulletin Board and will continue to file periodic reports with the Securities and Exchange Commission.

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